Contact:

Allison Wey

Senior Director

Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL COMPANIES REPORTS ADJUSTED EPS OF $0.65

 FOR FOURTH QUARTER 2009

Achieves Record Annual Gross Margin of $334 Million

Woodcliff Lake, N.J., February 24, 2010 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported results for the fourth quarter and full year ended December 31, 2009.

For the fourth quarter ended December 31, 2009, Par reported total revenues of $290.3 million and net income of $10.7 million, or $0.31 per diluted share, which includes pre-tax adjustments of $10.5 million of milestone payments to development partners, $3.5 million to settle preexisting litigation, and a $5.0 million loss on extinguishment of debt.  Adjusting for these items, net income was $22.8 million, or $0.65 per diluted share.  This is compared to reported revenues of $161.3 million and a net loss of $35.9 million, or $1.08 per diluted share for the same period in 2008, which included several one-time items. Adjusting for those one-time items, net income was $7.1 million, or $0.21 per diluted share for the fourth quarter 2008.

For the full year ended December 31, 2009, total revenue was $1,193.2 million with net income of $76.9 million, or $2.25 per diluted share. Adjusting for one-time items, net income was $85.9 million, or $2.51 per diluted share.  This is compared to total revenues of $578.1 million and adjusted net income of $1.8 million, or $0.05 per diluted share for the full year 2008.

Fourth Quarter Highlights

Key Product Sales (Net sales comparisons at the product level are to third quarter 2009, which had 14 weeks of sales versus 13 weeks of sales in the fourth quarter 2009.)

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Metoprolol:  For the quarter ended December 31, 2009, net sales of metoprolol succinate were $163.0 million, a slight increase from the third quarter 2009.  Par remained the exclusive supplier of the 100mg and 200mg strengths of metoprolol succinate through the fourth quarter.  Par is the authorized generic for all strengths of AstraZeneca’s Toprol® XL.

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Sumatriptan: Net sales of sumatriptan succinate were $17.8 million in the fourth quarter compared to $16.7 million in the prior quarter.  The increase is due to additional volume driven by customer buying patterns.  Par remained the exclusive supplier of generic Imitrex® 4mg and 6mg starter kits and 4mg prefilled cartridges and had one competitor in the 6mg prefilled cartridges throughout the fourth quarter.

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Clonidine:  Net sales for the fourth quarter were $13.4 million compared to $20.4 million in the third quarter.  The decrease was due to unanticipated demand for the product as a result of being the only generic supplier coupled with a long lead time necessary to produce additional supply.

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Meclizine: Net sales for the three months ended December 31, 2009 were $9.4 million compared to $10.7 million in the previous quarter.  The decrease was due primarily to one less week of sales in the quarter.  Par was the exclusive supplier of meclizine throughout 2009.

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Dronabinol: Net sales for the fourth quarter 2009 were $5.9 million compared to $6.6 million in the third quarter.  The decrease was due primarily to one less week of sales in the quarter.

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Tramadol ER:  Net sales for the fourth quarter 2009 were $5.5 million.  Par launched tramadol ER in November 2009.

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Other generic products:  For the fourth quarter 2009, net sales from all other generic products were $49.5 million compared to $54.0 million in the third quarter. The decrease was due primarily to one less week of sales in the quarter.

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Megace® ES:  Net sales were $19.0 million for the three months ended December 31, 2009 compared to $19.1 million in the third quarter due to one less week of sales in the quarter tempered by the full impact of the third quarter price increase.

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Nascobal® B12 Nasal Spray:  Net sales were $4.2 million for the three months ended December 31, 2009, compared to $3.8 million in the third quarter.  The increase is due to an increase in prescription volume and market share.

Total net revenues for the three months ended December 31, 2009, were $290.3 million, up $129.0 million, or nearly 80%, from the year ago period, principally driven by limited competition in metoprolol succinate, sumatriptan succinate, meclizine, and dronabinol, as well as the launches of nateglinide and clonidine in the third quarter, and tramadol ER in the fourth quarter 2009.

Gross margin for the fourth quarter 2009 was $91.3 million, or 31.5% of total revenue, an increase of $40.9 million from the comparable period in 2008.  Total generic gross margin in the fourth quarter 2009 was $72.2 million, or 27.3% of total generic revenue, compared to $33.7 million, or 24.2% of total generic revenue in the fourth quarter 2008.  This increase is due primarily to higher sales of metoprolol and sumatriptan (launched November 2008) coupled with the new product launches in 2009, including nateglinide, clonidine and tramadol ER.  The top six products, which include metoprolol, clonidine, sumatriptan, meclizine, dronabinol, and tramadol ER contributed $47.1 million of gross margin, or 21.9% of such generic revenue.  Gross margin of all other generic products was approximately $25.1 million, or 50.6% of other generic revenue.  This compares to $10.4 million, or 19.1% of other generic revenue, in the fourth quarter of 2008.  The increase in gross margin percentage was due to new product launches, increased volume of certain existing products, as well as the trimming of the generic product line as part of the

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resizing of Par’s generic division in the fourth quarter of 2008.  Strativa’s gross margin of $19.2 million, or 74.6% of total Strativa revenue in the fourth quarter 2009, increased compared to the fourth quarter of 2008 due to the acquisition and launch of Nascobal® in the second quarter of 2009.

Research and development (R&D) expenses increased to $19.7 million in the fourth quarter of 2009 compared to the fourth quarter 2008 driven primarily by investments in development projects with third party partners, which totaled $10.5 million.

Selling, general and administrative (SG&A) expenses for the fourth quarter 2009 increased to $42.8 million compared to $39.2 million in the fourth quarter of 2008.  This increase primarily reflects on-going expenditures supporting Strativa sales and marketing, driven primarily by an increase in the field force and other activities related to the re-launch of Nascobal B12 Nasal Spray.

Cash and cash equivalents and marketable securities aggregate balance as of December 31, 2009, was $161.2 million and includes significant one-time cash outflows related to the purchase of Nascobal B12 Nasal Spray (approximately $55 million), the repurchase of $94 million face value of Par’s convertible debt at a discount and, as previously reported in the first quarter, the settlement of litigation with Pentech (approximately $66 million).

Product and Pipeline Update

In November 2009, Par successfully launched the 100mg and 200mg strengths of tramadol ER.  Tramdol ER is the generic version of Ortho-McNeil’s Ultram® ER product. Annual U.S. sales of the 100mg and 200mg strengths of Ultram® ER are approximately $150 million, according to IMS Health data.

In February 2010, Strativa Pharmaceuticals announced that due to a FDA foreign travel restriction to India, the FDA has been unable to perform a recent inspection of the clinical and analytical sites for the bioequivalence study related to Zuplenz™.  The NDA cannot be approved until the FDA receives a satisfactory inspection report.   The FDA restriction on foreign travel in India has been subsequently lifted and the inspection of the clinical and analytical sites for the bioequivalence study related to Zuplenz is in the process of being scheduled.  No issues related to the study data or film product were identified.

Par currently has approximately 27 ANDAs pending with the FDA, 12 of which Par believes to be first-to-file opportunities with a brand value of approximately $6.3 billion.

Conference Call

Par has scheduled a conference call for Wednesday, February 24 at 8:30 am EST to discuss results for the fourth quarter and full year 2009.  Par invites investors and the general public to listen to a webcast of the conference call.  Access to the live webcast can be made via the Company’s website at http://www.parpharm.com and will be available for two weeks.  The dial-in number is 866-770-7129 for domestic callers and 617-213-8067 for international callers.  The access number is 49930027.  A replay of the conference call will be available commencing approximately one hour after the call.  The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers.  The access number is 90488345.

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Non-GAAP Measures

Par believes it prepared its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to accounting requirements of the Securities and Exchange Commission.  In an effort to provide investors with additional information regarding Par’s results and to provide a meaningful period-over-period comparison of Par’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission.  The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in an attached schedule.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating Par’s underlying business performance.  Management uses the non-GAAP financial measures to evaluate Par’s financial performance against internal budgets and targets.  In addition, management internally reviews Par’s results excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating Par’s core operating results and facilitating comparison across reporting periods.  Importantly, Par believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.  Par’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Par

Par Pharmaceutical Companies, Inc. is a US-based specialty pharmaceutical company.  Through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets higher-barrier-to entry generic drugs and niche, innovative proprietary pharmaceuticals. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s Annual Report on Form 10-K in other of the Company’s filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Net product sales	$285,094	$156,721	$1,176,427	$561,012
Other product related revenues	5,227	4,562	16,732	17,103
Total revenues	290,321	161,283	1,193,159	578,115
Cost of goods sold	198,983	110,803	859,206	401,544
Gross margin	91,338	50,480	333,953	176,571
Operating expenses:
Research and development	19,668	12,759	39,235	59,656
Selling, general and administrative	42,752	39,165	165,135	137,866
Settlements and loss contingencies, net	3,560	45,245	307	49,837
Restructuring costs, (income)	(246)	15,397	1,006	15,397
Total operating expenses	65,734	112,566	205,683	262,756
Gain on sale of product rights and other	-	5,300	3,200	9,625
Operating income (loss)	25,604	(56,786)	131,470	(76,560)
Gain on bargain purchase	-	-	3,021	-
(Loss) gain on extinguishment of senior subordinated convertible notes	(4,962)	3,033	(2,598)	3,033
Equity in loss of joint venture	-	-	-	(330)
Loss on marketable securities and other investments, net	-	(4,856)	(55)	(7,796)
Interest income	330	1,818	2,658	9,246
Interest expense	(1,078)	(2,722)	(8,013)	(13,355)
Income (loss) from continuing operations before provision (benefit) for income taxes	19,894	(59,513)	126,483	(85,762)
Provision (benefit) for income taxes	9,050	(25,149)	48,883	(32,447)
Income (loss) from continuing operations	10,844	(34,364)	77,600	(53,315)
Discontinued operations:
Gain from discontinued operations	-	-	-	505
Provision for income taxes	144	1,498	672	2,361
Loss from discontinued operations	(144)	(1,498)	(672)	(1,856)
Net income (loss)	$10,700	($35,862)	$76,928	($55,171)

Basic earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.32	($1.03)	$2.30	($1.60)
Loss from discontinued operations	(0.00)	(0.05)	(0.02)	(0.05)
Net income (loss)	$0.32	($1.08)	$2.28	($1.65)

Diluted earnings (loss) per share of common stock:
Income (loss) from continuing operations	$0.31	($1.03)	$2.27	($1.60)
Loss from discontinued operations	(0.00)	(0.05)	(0.02)	(0.05)
Net income (loss)	$0.31	($1.08)	$2.25	($1.65)

Weighted average number of common shares outstanding:
Basic	33,773	33,400	33,679	33,312
Diluted	34,964	33,400	34,188	33,312

PAR PHARMACEUTICAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	As of December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$121,668	$170,629
Available for sale debt and marketable equity securities	39,525	93,097
Accounts receivable, net	154,837	83,408
Inventories	80,279	42,504
Prepaid expenses and other current assets	14,051	20,040
Deferred income tax assets	26,356	53,060
Income taxes receivable	9,005	35,397
Total current assets	446,171	498,135

Property, plant and equipment, at cost less accumulated depreciation and amortization	74,696	79,439
Available for sale and marketable equity securities	475	1,949
Intangible assets ,net	69,272	35,208
Goodwill	63,729	63,729
Deferred financing costs and other assets	989	1,159
Non-current deferred income tax assets, net	68,495	68,618
Total assets	$723,827	$748,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$46,175	$130,141
Accounts payable	22,662	20,379
Payables due to distribution agreement partners	58,552	91,451
Accrued salaries and employee benefits	16,072	11,850
Accrued government pricing liabilities	24,713	21,912
Accrued expenses and other current liabilities	14,903	18,940
Total current liabilities	183,077	294,673

Long-term debt, less current portion	-	-
Other long-term liabilities	42,097	41,581
Commitments and contingencies

Stockholders’ equity
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued 37,662,231 and 37,392,469 shares	377	374
Additional paid-in capital	331,667	319,976
Retained earnings	236,398	159,470
Accumulated other comprehensive gain	357	122
Treasury stock, at cost 2,815,879 and 2,716,010 shares	(70,146)	(67,959)
Total stockholders’ equity	498,653	411,983
Total liabilities and stockholders’ equity	$723,827	$748,237

Reconciliation Between Reported (GAAP) and Adjusted Net Income (Loss)

 (In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Reported Net Income/(Loss)	$10,700	($35,862)	$76,928	($55,171)

Litigation settlements, net	3,500	49,178	88	49,178
Restructuring costs (income)	(246)	15,397	1,006	15,397
Other restructuring related costs	-	3,753	-	9,175
Sale of product rights	-	(5,300)	(3,200)	(9,000)
Milestone payments for non-approved products	-	-	1,000	7,500
Up-front development payments of non-approved products	10,500	-	10,500	-
Non-cash interest expense	575	1,464	4,399	7,096
Gain on bargain purchase	-	-	(3,021)	-
Write-offs relating to 2008 trimming of generic portfolio	-	323	-	(302)
Contingent liabilities	-	210	-	4,802
Loss on marketable securities and other investments	-	4,856	-	8,125
(Gain)/loss on extinguishment of debt	4,962	(3,033)	2,598	(3,033)
Discontinued operations	144	1,498	672	1,856
Sum of adjustments, pre-tax	$19,435	$68,346	$14,042	$90,794
Estimated tax on adjustments	(7,385)	(25,402)	(5,081)	(33,796)

Adjusted Net Income (non-GAAP measure)	$22,750	$7,082	$85,889	$1,827

Diluted earnings per share
Reported	$0.31	($1.08)	$2.25	($1.65)
Adjusted (non-GAAP measure)	$0.65	$0.21	$2.51	$0.05

Diluted weighted average shares outstanding	34,964	33,400	34,188	33,312